Exhibit 10.2

ADVISORY SERVICES AGREEMENT
This Advisory Services Agreement (Agreement) is made as of October 20, 2016 between Cigna Corporation (Company), and Herbert A. Fritch (Advisor) (Company and Advisor together, the Parties).
WHEREAS, the Company has determined that it is in its best interests to have Advisor provide the Company with services as an Advisor during the Advisory Period (as defined in Section 1 below); and
WHEREAS, the Parties desire to enter into an agreement embodying the terms and conditions of such service;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:
1.            Advisory Period.  The term of Advisor's engagement by the Company pursuant to this Agreement shall begin on November 12, 2016 and end on December 31, 2017, (the Advisory Period), unless the Advisory Period ends early and Advisory's engagement is terminated under Section 6 of this Agreement.  The Advisory Period may be extended by mutual agreement in writing by the Parties.
2.            Engagement, Duties.
a.            General.  Subject to the terms and conditions set forth herein, the Company shall engage Advisor during the Advisory Period to provide the Company or its subsidiaries or affiliates with the services set forth on the attached Schedule A (the Services).   Advisor hereby accepts such engagement.  The duties and responsibilities of Advisor shall include such duties and responsibilities as the Company may from time to time reasonably assign to Advisor, commensurate with those initially specified on Schedule A.
b.            The Parties agree that, at all times during the Advisory Period, Advisor will be acting as an independent contractor to the Company, and nothing in this Agreement will be construed to create an employment relationship between the Company and Advisor during the Advisory Period.  During the Advisory Period Advisor will be free to become employed by, or provide services to, any other person or entity as long as that employment, or the providing of those services, does not violate, or conflict in any way with, Advisor's obligations and promises under this Agreement or any other agreement in effect between the Advisor and the Company.
3.            Retainer.
a.            In consideration for the performance of the Services during the Advisory Period, the Company agrees to pay Advisor a total retainer (the Retainer) of $500,000, payable in arrears in five equal installments of $100,000 between the 1st and the 15th day of January 2017, April 2017, July 2017, October 2017 and January 2018, respectively.  Advisor will be responsible for, and will file on a timely basis, all tax returns and payments required to be filed or made to any federal, state or local authority with respect to payments or benefits hereunder and will indemnify and hold the Company harmless for Advisor's failure to file any such return or to make any such payment.  The Company will not withhold or pay any federal, state, local or foreign income tax or other wage withholding on behalf of Advisor.  The Company will not treat Advisor as an employee with respect to the services rendered under this Agreement for federal, state, local or foreign tax purposes.  If, for any reason, the Company will become liable to pay, or will pay, any such taxes, it will be entitled to deduct from any payments payable to Advisor hereunder all amounts so paid or required to be paid.
b.            Advisor acknowledges that he is not entitled to participate, as an Advisor, in any of the Company's compensation or benefit plans or programs for active employees during the Advisory Period.  Advisor hereby waives any right to participate in any compensation or benefit plan of the Company during the Advisory Period, but this waiver will have no effect on any of Advisor's rights to participate, as a retired employee, in any Company compensation, benefit, or retirement plans or programs.

4.            Expense Payment and Reimbursement.  All business expenses that Advisor incurs in connection with the performance of the Services will be borne by the Company or reimbursed by the Company in accordance with its expense reimbursement policies for employees. All receipts for such expenses must be presented for reimbursement within 45 days after the expenses are incurred in providing such assistance.
5.            Indemnity, Insurance.  In Advisor's capacity as an Advisor, the Company will indemnify Advisor and provide liability insurance coverage for the work Advisor is doing for the Company and at coverage levels reasonably determined by the Company.
6.            Early Termination.
a.            If Advisor dies or has a Disability (as defined below) during the Advisory Period, Advisor's engagement hereunder will immediately terminate.
b.            Either Party may terminate Advisor's engagement hereunder for any reason by providing the other Party at least 30 days advance written notice of intent to terminate.
c.            In addition to the Company's right to terminate with notice pursuant to Section 6.b above, the Company will have the right in its sole discretion to terminate Advisor's engagement hereunder immediately if Advisor: (1) becomes an employee or partner of, or enters into any similar relationship (other than as a non-employee director or as an advisory board member) with, any person or entity other than the Company; (2) engages in any conduct or behavior that is in violation of any Company standard or code of conduct policy that is applicable to Advisor and fails to correct such violation within 10 days of written notice from the Company of the violation, if such violation is amenable to correction; (3) renders any services in any capacity to a Competitor (as defined in the Agreement and Release Advisor entered into with HealthSpring, Inc. dated October 20, 2016 (the "Agreement and Release")); or (4) violates any restrictive covenant set forth in this Agreement or in any other agreement in effect with the Company or its subsidiaries or affiliates, including, but not limited to, those restrictive covenants set forth in paragraph 2.b, c, d, e, f, g, and h of the Agreement and Release, which Advisor agrees shall be in full force in effect through the later of the term specified in the Agreement and Release or the Advisory Period and fails to correct such violation within 10 days of written notice from the Company of the violation, if such violation is amenable to correction.
If the Advisory Period ends early and Advisor's engagement is terminated under Section 6.a.or by the Company under Section 6.b. above, then the Company shall remain obligated to pay Advisor only the Retainer installment for the period in which the Advisory Period ends early.  If the Advisory Period ends early and Advisor's engagement is terminated by Advisor under Section 6.b. or by the Company under Sections 6.c.(1) or (2) above, then the Company shall remain obligated to pay Advisor only a pro-rated portion of the Retainer installment for the days the Services were performed during the period in which the Advisory Period ends early. If the Advisory Period ends early and Advisor's engagement is terminated by the Company under Sections 6.c. (3) or (4). above, then the Company shall be under no further obligation to pay Advisor any additional amounts under this Agreement and Advisor expressly agrees to re-pay Company any amounts that have already been paid to him under this Agreement within 14 days of the termination date.
For purposes of this Agreement, "Disability" means any condition that would qualify for a benefit under the Cigna Long-Term Disability Plan.

7.            Confidentiality.  Advisor acknowledges that, while providing the Services, he may be placed in a position to acquire knowledge of Confidential Information (as defined below).  Advisor agrees to comply with all Company policies regarding Confidential Information applicable to Advisor, including, without limitation, those set forth below, or as may be otherwise required by law.  Advisor agrees to safeguard Confidential Information no matter how it is obtained, and Advisor will not discuss or use, directly or indirectly, any Confidential Information either on or off the Company's site other than as specifically authorized by the Company.  Advisor agrees to use due care in conversation with Company employees or other Advisors to the Company (or their employees or subcontractors) not to disclose non-public information, including, without limitation, information about the names of the Company's clients or the existence of the Company's assignments to persons who do not have a need to know, and to exercise special care in all public places (e.g., social gatherings, restaurants, elevators) to ensure that even casual conversation or inadvertent displays of written material do not lead to release of such information.  Advisor agrees at all times to maintain Confidential Information in a manner designed to secure its confidentiality, and not to remove Confidential Information from the Company's premises at any time without permission. It shall not, however, be a violation of this Section 7 for Advisor to provide Confidential Information to any federal, state or local governmental agency or commission, including but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Securities and Exchange Commission.  Furthermore, the Company shall use reasonable efforts to avoid providing Advisor any material, non-public information, and shall use reasonable efforts to provide Advisor advance notice that the Company intends to provide material, non-public information to Advisor.
For purposes of this Agreement, "Confidential Information" shall mean all information that is (a) disclosed to or known by Advisor as a consequence of or through employment with or Services provided to the Company and (b) not generally known to persons or entities outside the Company.  Confidential Information includes, but is not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, processes, financial data, personnel data, customer-specific information, confidential customer lists, production and sales information, supplier-specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret or is otherwise treated as being confidential by the Company.
8.            Dispute Resolution.  The Parties agree to use the following process to resolve any disputes that may arise under this Agreement; provided, however, that any dispute related to a breach of the restrictive covenants in the Agreement and Release referenced herein shall be resolved in accordance with the provisions set forth in the Agreement and Release:
a.            Negotiation.  The Parties (or their designated representatives) will attempt in good faith to resolve any controversy, dispute, claim or question arising out of or in relation to this Agreement, including without limitation its interpretation, performance or non-performance by either party, termination, or any breach thereof (collectively, a  Controversy) promptly by negotiation.
b.            Mediation.  If the Controversy has not been resolved by negotiation within 45 days of the disputing party's notice, either party may, upon written notice to the other party, initiate mediation of the Controversy in accordance with the Commercial Mediation Rules of the American Arbitration Association, to the extent that such provisions are not inconsistent with the provisions of this section.
c.            Binding Arbitration.  If the Controversy has not been resolved by mediation within 30 days of the appointment of the mediator, or if a mediator is not appointed within 30 days of the notice of mediation, then upon written notice either party may elect to submit the Controversy to binding arbitration conducted in the state where the services are being performed.  The parties to this agreement are hereby expressly waiving their rights to have any Controversy decided in a court of law and/or equity before a judge or jury, and instead are accepting the use of binding arbitration.  Such arbitration shall be governed by the provisions of the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such provisions are not inconsistent with the provisions of this section.
This Dispute Resolution process shall be the sole and exclusive means for resolving any Controversy provided, however, that either party may seek a preliminary injunction, attachments or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo and the Company may seek injunctive relief for specific performance of the covenants referenced in Section 7.  Despite such action the parties will continue to participate in good faith in this Dispute Resolution process.  The initiation of this Dispute Resolution process shall toll the running of the statute of limitations for any cause of action arising from the Controversy.  All time limitations contained in the Dispute Resolution sections above may be altered by mutual agreement of the parties.

9.               Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed entirely in such state and without regard to the choice of law provisions thereof.
10.            Successors and Assigns.  Advisor may neither assign this Agreement nor delegate any obligation hereunder without the Company's prior written consent.  This Agreement will inure to the benefit of and be binding upon the Company and the Company's successors and assigns.
11.            Severability.  If any term or provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.            Waiver.  The failure by either Party to insist upon strict performance of any of the provisions herein on any occasion will not be deemed a waiver of its rights under that provision or any other provisions herein.
13.            Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the matters covered hereby.  This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by the Parties hereto.
14.            Counterparts.  This Agreement may be executed by the Parties hereto in counterparts, each of which will be deemed an original, but both such counterparts will together constitute one and the same document.
15.            Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.
 IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date and year first written above.

CIGNA CORPORATION		ADVISOR

By:	/s/ John M. Murabito	/s/ Herbert A. Fritch
	John M. Murabito	Herbert A. Fritch

SCHEDULE A
Advisor agrees to provide the following Services to the Company pursuant to his engagement under the Agreement during the Advisory Period:

•	Advisor will consult with and advise the Company with respect to such business of the Company as the Company shall request, such consultation and advice to be at such times and places and to be performed in such manner as shall be reasonably determined by the Advisor and the Company with reasonable advance notice to Advisor. Specifically, Advisor agrees to provide the following Advisory services to the Company during the Advisory Period:

o	Advice and counsel to the Company's Management on business planning and strategy

o	Consultation to the Company's Board of Directors (Advisor to be available to attend meetings with the Board of Directors or meetings of its Committees)

In no event shall the Services amount to more than 30% of the average level of services you performed for the Company during the 36 months immediately prior to your retirement from the Company as President of HealthSpring.

A-1